Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated December 12, 2012 relating to the Statements of Revenues and Direct Operating Expenses of the Newfield Properties acquired by W&T Offshore, Inc. from Newfield Exploration Company and its subsidiary, Newfield Exploration Gulf Coast LLC, which appears in W&T Offshore, Inc.’s Current Report on Form 8-K dated October 5, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

December 20, 2012